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                                 PROMISSORY NOTE               EXHIBIT 10.1.1

$62,140                                                 Minneapolis, Minnesota
                                                              December 1, 1998

1. FOR VALUE RECEIVED, Edward A. Tomechko (the "Borrower"), hereby promises to pay to the order of NetRadio Network/Navarre Corporation (the "Holder"), at such location as the Holder may direct, the principal sum of sixty-two thousand one hundred forty and 00/100 dollars ($62,140.00) together with interest on the unpaid balance at the rate of seven and three quarters (7.75%) per annum.

2. The principal amount of the Note, together with all interest accrued, shall be due and payable on demand pursuant to the terms and conditions of the Equity Protection Plan dated August 20, 1998. If termination occurs before 12/2001, measurement of the home equity* protection will accelerate to the date of termination. Net amount will be payable on demand.

3. The interest payment on this note will begin 12/99 and continue to be current through the duration of this note (12/2001).

4. All payments made by the Borrower shall, at the option of the Holder, be applied first to costs of collection, if any, second to accrued interest and the remainder thereof to principal.

5. The Borrower promises to pay all costs of collection, including but not limited to, attorney's fees, paid or incurred by the Holder on account of such collection, whether or not suit is filed and whether or not such costs are paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.

6. The Note may be prepaid at any time, either in whole or in part, without premium or penalty. All prepayments shall, at the option of the Holder, be applied first to costs of collection, if any, second to accrued interest, and the remainder thereof to principal.

7. This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

                                               BORROWER

                                               By:  /s/ Edward A. Tomechko
                                                   ---------------------------
                                                   Edward A. Tomechko

* Equity Protection Agreement attached


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August 20, 1998

Mr. Ed Tomechko
85 Delancy Court
Phoenixville, PA 19480

Dear Ed:

As we discussed, we believe that you are an important key to the growth and success of NetRadio. Therefore, the following outlines an equity protection plan which we have discussed.

NetRadio agrees to make up any difference between the sale of your Philadelphia home and the three-year gain on property being purchased in Minnesota. This formula will be derived from a proof of building/purchase price of your home in Philadelphia, including landscaping, subtracted from the sale price. If a loss is incurred, that loss will be subtracted from the gain on the purchase price of your Minnesota home based on purchase price compared to appraisal value after three years.

Further, NetRadio will give you an equity swing loan plus interest (prime rate at the time of the loan). Upon the sale of your Philadelphia house, you agree to reimburse NetRadio for the portion of equity you receive which is above the loan value.

Our desire is to help you and Mary Ann experience a smooth transition back to Minnesota and to keep you "whole."

I look forward to seeing you on Tuesday, August 25!

Best Regards,
NetRadio Corporation

Eric Paulson

cc: Margot McManus